Exhibit 10.1

CONSULTING AGREEMENT

1. Parties. This Consulting Agreement (the “Agreement”) made on July 20, 2025 is by and between:

Client: Abpro Holdings, Inc. (the "Client"), and

Consultant: BioCelsus International inc. (the “Consultant").

In consideration of the mutual terms, the Client hereby employs the Consultant as an independent contractor under the following terms and conditions:

2. Term. The term of this Agreement shall become effective on July 20, 2025 and remain in full force and effect until terminated by the mutual written agreement by the Client and the Consultant. For clarity, the Consultant's services under this Agreement shall be deemed to have commenced on the date the Client’s Board of Directors appointed Miles J.W. Suk as Chief Executive Officer of the Client. Either party may terminate this Agreement at any time by providing sixty (60) calendar days’ prior written notice to the other party. In case of any termination, cancellation or expiration of this Agreement, the Client shall bear the payment obligations under Sections 4 and 5 of this Agreement. Notwithstanding the above, if the Client’s notice of termination is delivered during a period in which a Change of Control is imminent, under negotiation, or reasonably foreseeable, such termination shall not affect the Consultant’s rights to compensation under Section 5(A), and any attempt to terminate the Agreement under such circumstances shall be deemed invalid with respect to those rights.

3. Services. The Consultant agrees to provide the Client the following serves: (a) general matters related to the Client’s business operations; and (b) business development and funding-related services.

4. Compensation. In connection with the services to be provided by the Consultant under Section 3 of this Agreement, the Client agrees to compensate the Consultant as follows: (1) An annual base fee of USD 300,000, payable in bi-weekly installments in accordance with the Client’s regular payroll schedule, and to be paid no later than the applicable scheduled payroll date; and (2) a one-time grant of 500,000 RSUs (Restricted Stock Units) of the Client, subject to the standard vesting schedule or as otherwise agreed by the parties in writing. Any and all cash payments under this Section and under Section 5 shall be made without any deduction or withholding to a bank account designated by the Consultant within 10 calendar days from the date of the Consultant’s written notice to the Client.

5.(A) In the event that, within twelve (12) months following a Change of Control of the Client, the Consultant is involuntarily terminated without Cause or resigns for Good Reason (as defined below), the Client shall pay the Consultant a lump-sum cash payment equal to three (3) times the fair market value of all equity interests held by the Consultant in the Client at the time of such event. The fair market value shall be determined based on the average closing price of the Client’s common stock during the thirty (30) trading days immediately preceding the date of such termination or resignation.

This compensation shall be paid in cash, or in such other form as mutually agreed upon in writing by the Client and the Consultant, within thirty (30) calendar days following the Consultant’s termination or resignation for Good Reason.

For purposes of this Section 5(A):

“Good Reason” shall mean: (i) a material diminution in the Consultant’s base compensation, (ii) a material reduction in the Consultant’s scope of responsibilities without the Consultant’s prior written consent, or (iii) a material breach by the Client of any of its obligations under this Agreement which remains uncured after thirty (30) calendar days written notice.

“Cause” shall mean: (i) the Consultant’s willful misconduct or gross negligence in the performance of duties that results in material harm to the Client, (ii) the Consultant’s conviction of a felony or a crime involving moral turpitude, or (iii) the Consultant’s material breach of this Agreement that remains uncured for thirty (30) calendar days after receiving written notice from the Client. For clarity, any termination resulting from strategic decisions, corporate restructuring, changes in management, or shifts in business direction shall not constitute “Cause” under this Agreement. Additionally, the Consultant’s rights under Section 5(A) shall remain in full force and effect if a Change of Control triggering event occurs at any time prior to or during the 60-day termination notice period, regardless of whether the Agreement is subsequently terminated.

5(B). Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:

(i)	An acquisition (other than directly from the Client) of any voting securities of the Client by any person or group of affiliated or related persons (as such term is defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)), immediately after which such person or group has beneficial ownership (within the meaning of the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Client’s then outstanding voting securities; provided that this subsection shall not apply to an acquisition of voting securities by any employee benefit plan or trust maintained by or for the benefit of the Company or its employees;

(ii)	A merger, consolidation, share exchange, reorganization, reverse merger, recapitalization or similar business combination involving the Client, pursuant to which the holders of the Client’s voting securities immediately prior to such transaction do not continue to hold, directly or indirectly, at least a majority of the total voting power of the surviving or resulting entity (or its parent), regardless of whether the Client is the legal surviving entity;

(iii)	The Client, as a publicly traded company, is used as a shell or listing vehicle by a private entity through a reverse merger, SPAC transaction, or similar structure, in which the private entity or its shareholders obtain effective control of the Client, whether or not the Client remains the legal surviving entity;

(iv)	The sale, lease, exchange or other disposition of all or substantially all of the Client's assets;

(v)	The approval by the Client's shareholders of a plan of complete liquidation or dissolution of the Company;

(vi)	If, at any time and by any means, a majority of the members of the Board of Directors of the Company are replaced by individuals whose nomination, appointment, or election was not approved or recommended by a majority of the Board members serving immediately prior to such change.

For the avoidance of doubt, any transaction in which the Client, despite remaining the nominal surviving entity, effectively cedes control to another party through a reverse merger, SPAC transaction, or similar restructuring shall constitute a Change of Control under this Agreement.

6. Confidentiality. Each of the parties hereto acknowledges and agrees that it may acquire information and materials from the other party and knowledge about the business, financial condition, products, programming techniques, experimental work, customers and suppliers of the such other party and that all such knowledge, information and materials acquired, the existence, terms and conditions of this Agreement, are and will be the trade secrets and confidential and proprietary information of such other party ( “Confidential Information”). Each of the parties hereto agrees to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing any services under this Agreement, to disclose it only to such party’s employees or advisers with a bona fide need to know and who shall agree to abide by the restrictions on use and the nondisclosure obligations as set forth herein, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement.

7. Relationship of the parties. The Consultant is an independent contractor and is not an agent or employee of, and has no authority to bind, the Client by contract or otherwise. The Consultant will perform the Services under the general direction of the Client, but the Consultant will determine, in the Consultant's sole discretion, the manner and means by which the services are provided or accomplished. The Client has no right or authority to control the manner or means by which the Consultant’s services are provided or accomplished.

8. Miscellaneous. (1) Neither party may assign this Agreement to any person or entity without the express written consent of the other party. (2) In no event shall each party be liable for any special, incidental, indirect or consequential damages of any kind in connection with this Agreement. (3) All notices required or permitted under this Agreement will be in writing and delivered by courier or overnight delivery service, by certified mail or by email, and in each instance will be deemed given upon receipt. All notices will be sent to the following addresses or to such other address as may be specified by either party to the other in accordance with this Section: (x) the Client, 68 Cummings Park Drive, Woburn, MA 01801 and msuk@abpro.co;and (y) the Consultant, Room No. 721, 131 Sohyang-Ro, Wonmi-Gu, Bucheon city, Gyunggi-do, Korea and miles@biocelsusint.com.

9. Severability. If any term, covenant, condition, or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

10. Entire agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

11. Governing law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, USA.

Abpro Holdings, Inc., the Client		BioCelsus International inc., the Consultant

By:	/s/ Anthony Eisenberg	Consultant Signature:	/s/ Miles Suk
Name:	Anthony Eisenberg	Printed Name:	Miles Suk
Title:	Director

By:	/s/ Soo Young Lee
Name:	Soo Young Lee
Title:	Director

By:	/s/ Ian McDonald
Name:	Ian McDonald
Title:	Director